Exhibit 99

CBS AND THE CBS SPECIAL COMMITTEE FILE LAWSUIT
TO PROTECT AND GIVE VOTING POWER TO STOCKHOLDERS

NEW YORK – May 14, 2018 – CBS Corporation (NYSE: CBS.A and CBS) and the Special Committee of its Board of Directors, today filed a lawsuit in Delaware Court of Chancery alleging breaches of fiduciary duty by National Amusements, Inc., and seeking to prevent it from interfering with a special meeting of the Board of Directors, at which meeting the directors will consider declaring a dividend of shares of Class A common stock to all of the Company's Class A and Class B stockholders, as is permitted under CBS's charter.

The dividend, if issued, would dilute National Amusements, Inc.'s voting interest from approximately 79% to 17%. The dividend would not dilute the economic interests of any CBS stockholder. The Special Committee has taken this step because it believes it is in the best interests of all CBS stockholders, is necessary to protect stockholders' interests and would unlock significant stockholder value. If consummated, the dividend would enable the Company to operate as an independent, non-controlled company and more fully evaluate strategic alternatives. Copies of the filings made today in connection with the pending litigation will be made available at the investor relations section of the CBS website. (http://investors.cbscorporation.com/financial-releases)

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CBS Contacts:
Gil Schwartz	212-975-2121	gdschwartz@cbs.com
Dana McClintock	212-975-1077	dlmcclintock@cbs.com